Exhibit 99.1

Lulus Reports First Quarter 2024 Results

Grew First Quarter 2024 Net Cash Provided by Operating Activities by 88%, $3.2 million from First Quarter 2023

Grew First Quarter 2024 Free Cash Flow by 127%, $3.4 million from First Quarter 2023

Board of Directors Authorized $2.5 million Share Repurchase Program

CHICO, Calif., May 8, 2024 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today reported financial results for the first quarter ended March 31, 2024 and announced that its Board of Directors has authorized a share repurchase program for the repurchase of up to $2.5 million of the Company’s common stock.

Crystal Landsem, CEO of Lulus, said:

"As we continue to make strides in evolving our product assortment, our net revenue comp for the first quarter improved modestly on a sequential quarterly basis by 250 basis points. Strong customer demand for our new and novelty products bolsters our confidence in our reorder pipeline, contributing to positive sales comparisons and favorable margin performance in several of our high-volume categories. In addition, we saw improvement in gross margin in the first quarter and our inventory levels declined by 20% from Q1 2023, exceeding our net revenue decline on a year-over-year basis and reinforcing the agility of our data driven buying model. Our strong balance sheet and ability to generate cash flow supported a $2 million reduction in our revolver balance in Q1 2024. We advanced our strategic initiatives around brand awareness and customer engagement, which we believe will bear fruit in the coming quarters. We are optimistic about our opportunities to return to growth as we continue to build upon our operational efficiency, innovation, and product offering."

First Quarter 2024 Highlights:

●	Net revenue of $77.3 million, a decrease of 15% compared to $91.0 million in the same period last year, driven by a 17% decrease in Total Orders Placed with higher return rates, offset by higher Average Order Value (“AOV”). Markdown sales were down 18% compared to the same period last year, contributing to the overall net revenue decline and Gross Margin improvement.
●	Active Customers of 2.8 million, a decrease of 13% compared to 3.2 million in the same period last year.
●	AOV of $143, an increase of 11% compared to $129 in the same period last year.
●	Gross profit decreased 14% and Gross Margin increased 60 basis points to 42.3%, in each case compared to the same period last year.
●	Net loss of $5.7 million, a decrease of 2% compared to $5.6 million in the same period last year.
●	Adjusted EBITDA* of ($2.7) million, compared to $16.0 thousand in the same period last year.
●	Net cash provided by operating activities of $6.9 million, an increase of 88% compared to $3.7 million in the same period last year.
●	Free Cash Flow* of $6.0 million, an increase of 127% compared to $2.6 million in the same period last year.
●	Total debt, comprised of the revolving line of credit, of $6.0 million, a decrease of 70% compared to $20.0 million at the end of the same period last year.
●	Net Debt* of $0.5 million, a decrease of 96% compared to $12.2 million at the end of the same period last year.

	Thirteen Weeks Ended
	March 31, 2024	April 2, 2023	YoY Change

	(In thousands, except percentages)
Net revenue	$77,259	$90,976	(15)%
Gross profit	$32,646	$37,961	(14)%
Gross Margin*	42.3%	41.7%	60	bps
Net loss	$(5,736)	$(5,618)	2%
Adjusted EBITDA*	$(2,659)	$16	NM
Diluted loss per share	$(0.15)	$(0.14)	5%
Active Customers*	2,770	3,173	(13)%
Net cash provided by operating activities	$6,947	$3,705	88%
Free Cash Flow*	$5,988	$2,636	127%
Total debt	$(6,000)	$(20,000)	(70)%
Net Debt*	$(511)	$(12,171)	(96)%

NM – not meaningful

* Note: This is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Updating Financial Outlook for Fiscal Year 2024:

We remain confident in the long-term growth trajectory of our business and are as committed as ever to growing our brand. In light of softer than expected net revenue in the first quarter of 2024, we are adjusting our net revenue outlook for the full year 2024.  Due to actions being taken to improve our Gross Margin, as well as ongoing discipline in managing our costs, we are increasing the low end of our Adjusted EBITDA outlook for the year.

●	We expect net revenue to be between $350 million and $360 million, which represents between a -1.5% decrease and a 1.4% increase compared to 2023. With markdown sales anticipated to remain below prior year levels, we expect our Gross Margin to be approximately 180 and 200 basis points higher compared to 2023.
●	We expect Adjusted EBITDA to be between $6 million and $8 million, which represents an increase of between 86% and 148% compared to 2023.
●	We continue to expect capital expenditures to be between $5 million and $6 million, which represents an increase of between 28% and 54% compared to 2023.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. Lulus’ outlook is based on current indications for its business. Lulus’ outlook factors in our current best estimates for anticipated headwinds, including those related to the level of demand, spending and returns by our customers, macroeconomic uncertainties, inflation, supply chain pressures, and shipping costs. Given the volatile nature of current consumer demand and potential for further impacts to consumer behavior due to macroeconomic factors, including continued inflation, higher interest rates, the resumption of student loan interest and payments, as well as world events, wars, and domestic and international conflicts that affect overall consumer confidence and the predictability of consumer purchasing behavior, Lulus’ financial outlook is subject to change.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Thirteen Weeks Ended
	March 31,	April 2,
	2024	2023
Net revenue	$77,259	$90,976
Cost of revenue	44,613	53,015
Gross profit	32,646	37,961
Selling and marketing expenses	17,693	19,489
General and administrative expenses	21,111	24,348
Loss from operations	(6,158)	(5,876)
Interest expense	(383)	(523)
Other income, net	226	73
Loss before benefit for income taxes	(6,315)	(6,326)
Income tax benefit	579	708
Net loss and comprehensive loss	$(5,736)	$(5,618)

Basic loss per share	$(0.15)	$(0.14)
Diluted loss per share	$(0.15)	$(0.14)
Basic weighted-average shares outstanding	39,450,502	39,233,953
Diluted weighted-average shares outstanding	39,450,502	39,233,953

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$5,489	$2,506
Accounts receivable	5,212	3,542
Inventory, net	41,271	35,472
Assets for recovery	5,062	3,111
Income tax refund receivable	2,889	2,510
Prepaids and other current assets	5,297	5,379
Total current assets	65,220	52,520
Property and equipment, net	4,694	4,712
Goodwill	35,430	35,430
Tradename	18,509	18,509
Intangible assets, net	3,147	3,263
Lease right-of-use assets	28,182	29,516
Other noncurrent assets	5,451	5,495
Total assets	$160,633	$149,445
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,312	$8,900
Accrued expenses and other current liabilities	30,077	18,343
Returns reserve	15,858	7,854
Stored-value card liability	13,209	13,142
Revolving line of credit	6,000	8,000
Lease liabilities, current	5,530	5,648
Total current liabilities	78,986	61,887
Lease liabilities, noncurrent	23,863	25,427
Other noncurrent liabilities	38	1,179
Total liabilities	102,887	88,493

Stockholders' equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized; and 41,255,966 and 40,618,206 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	41	41
Additional paid-in capital	256,646	254,116
Accumulated deficit	(198,941)	(193,205)
Total stockholders' equity	57,746	60,952
Total liabilities and stockholders' equity	$160,633	$149,445

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Thirteen Weeks Ended
	March 31,	April 2,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(5,736)	$(5,618)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,339	1,121
Noncash lease expense	970	864
Amortization of debt discount and debt issuance costs	39	40
Equity-based compensation expense	1,934	4,698
Deferred income taxes	—	(2,105)
Changes in operating assets and liabilities:
Accounts receivable	(1,670)	(3,326)
Inventories	(5,799)	(8,644)
Assets for recovery	(1,951)	(2,862)
Income taxes (receivable) payable	(379)	1,388
Prepaid and other current assets	82	(295)
Accounts payable	(549)	1,719
Accrued expenses and other current liabilities	20,053	17,572
Operating lease liabilities	(939)	(803)
Other noncurrent liabilities	(447)	(44)
Net cash provided by operating activities	6,947	3,705
Cash Flows from Investing Activities
Capitalized software development costs	(397)	(551)
Purchases of property and equipment	(562)	(518)
Net cash used in investing activities	(959)	(1,069)
Cash Flows from Financing Activities
Proceeds from borrowings on revolving line of credit	10,000	2,000
Repayments on revolving line of credit	(12,000)	(7,000)
Proceeds from issuance of common stock under employee stock purchase plan (ESPP)	167	269
Principal payments on finance lease obligations	(743)	(245)
Withholding tax payments related to vesting of RSUs	(429)	(43)
Other	—	(7)
Net cash used in financing activities	(3,005)	(5,026)
Net increase (decrease) in cash, cash equivalents and restricted cash	2,983	(2,390)
Cash, cash equivalents and restricted cash at beginning of period	2,506	10,219
Cash, cash equivalents and restricted cash at end of period	$5,489	$7,829

Webcast & Conference Call Information

The Company will host a conference call and live webcast with the investment community at 5:00 p.m. Eastern Time today, Wednesday, May 8, 2024, to discuss its first quarter 2024 financial results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.lulus.com/. To access the call through a conference line, dial 1-877-407-0792 (in the U.S.) or 1-201-689-8263 (international callers). A replay of the conference call will be posted shortly after the call and will be available for seven days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13745696.

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for all of life’s fashionable moments. Our aim is to make every woman feel beautiful, celebrated and as if she’s the most special version of herself for every occasion – from work desk to dream date or cozied up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our opportunities for growth in the coming quarters, the long-term growth trajectory of our business and our updated financial outlook for the fiscal year ending December 29, 2024. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the risk factors discussed in Part I, Item 1A, “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our other filings with the Securities and Exchange Commission which could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Free Cash Flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods. For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Definitions of our non-GAAP financial measures and other operating metrics are presented below. A reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to equity-based compensation expense and income tax, all of which are adjustments to Adjusted EBITDA. We also use certain key operating metrics, including Gross Margin, Active Customers, Average Order Value, and Total Orders Placed.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net loss before interest expense, income taxes, depreciation and amortization, adjusted to exclude the effects of equity-based compensation. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes items that we do not consider to be indicative of our core operating performance.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA (as defined above) as a percentage of our net revenue.

Active Customers

We define Active Customers as the number of customers who have made at least one purchase across our platform in the prior 12-month period. We consider the number of Active Customers to be a key performance metric on the basis that it is directly related to consumer awareness of our brand, our ability to attract visitors to our digital platform, and our ability to convert visitors to paying customers. Active Customer counts are based on de-duplication logic using customer account and guest checkout name, address, and email information.

Average Order Value

We define Average Order Value (“AOV”) as the sum of the total gross sales before returns across our platform in a given period, plus shipping revenue, less discounts and markdowns, divided by the Total Orders Placed (as defined below) in that period. AOV reflects average basket size of our customers. AOV may fluctuate as we continue investing in the development and introduction of new Lulus merchandise and as a result of our promotional discount activity.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used for capitalized software development costs and purchases of property and equipment.  We view Free Cash Flow as an important indicator of our liquidity because it measures the amount of cash we generate.

Gross Margin

We define Gross Margin as gross profit as a percentage of our net revenue. Gross profit is equal to our net revenue less cost of revenue. Certain of our competitors and other retailers report cost of revenue differently than we do. As a result, the reporting of our gross profit and Gross Margin may not be comparable to other companies.

Net Debt

Net Debt is defined as total debt, which currently consists of the revolving line of credit, less cash and cash equivalents.  We consider Net Debt to be an important supplemental measure of our financial position, which allows us to analyze our leverage.

Total Orders Placed

We define Total Orders Placed as the number of customer orders placed across our platform during a particular period. An order is counted on the day the customer places the order. We do not adjust the number of Total Orders Placed for any cancellation or return that may have occurred subsequent to a customer placing an order. We consider Total Orders Placed as a key performance metric on the basis that it is directly related to our ability to attract and retain customers as well as drive purchase frequency. Total Orders Placed, together with AOV, is an indicator of the net revenue we expect to generate in a particular period.

LULU’S FASHION LOUNGE HOLDINGS, INC.

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Thirteen Weeks Ended
	March 31, 2024	April 2, 2023

	(In thousands, except Average Order Value and percentages)
Gross Margin	42.3%	41.7%
Net loss	$(5,736)	$(5,618)
Adjusted EBITDA	$(2,659)	$16
Adjusted EBITDA Margin	(3.4)%	—%
Average Order Value	$143	$129
Active Customers	2,770	3,173

Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section above for definitions of these metrics.

LULU’S FASHION LOUNGE HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation to non-GAAP Net Debt from total debt as of March 31, 2024, and December 31, 2023, respectively, is as follows:

	As of
	March 31, 2024	December 31, 2023

	(In thousands)
Total debt (1)	$(6,000)	$(8,000)
Cash and cash equivalents	5,489	2,506
Net Debt	$(511)	$(5,494)
(1)	Consists of the revolving line of credit

A reconciliation to non-GAAP Adjusted EBITDA from net loss for the thirteen weeks ended March 31, 2024 and April 2, 2023 is as follows:

	Thirteen Weeks Ended
	March 31, 2024	April 2, 2023

	(In thousands, except percentages)
Net loss	$(5,736)	$(5,618)
Excluding:
Depreciation and amortization	1,339	1,121
Interest expense	383	523
Income tax benefit	(579)	(708)
Equity-based compensation expense (1)	1,934	4,698
Adjusted EBITDA	$(2,659)	$16
Net loss margin	(7.4)%	(6.2)%
Adjusted EBITDA margin	(3.4)%	—%

(1)	The thirteen weeks ended March 31, 2024 include equity-based compensation expense for restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards granted during the period, as well as equity-based awards granted in prior periods. The thirteen weeks ended April 2, 2023 include equity-based compensation expense for RSU and PSU awards granted during the period, accelerated expense associated with the voluntary forfeiture of stock options, and equity-based awards granted in prior periods.

A reconciliation to non-GAAP Free Cash Flow from net cash provided by operating activities for the thirteen weeks ended March 31, 2024 and April 2, 2023 is as follows:

	Thirteen Weeks Ended
	March 31, 2024	April 2, 2023
Net cash provided by operating activities	$6,947	$3,705
Capitalized software development costs	(397)	(551)
Purchases of property and equipment	(562)	(518)
Free Cash Flow	$5,988	$2,636

Contact

Abbygail Reyes

Vice President, Communications

investors@lulus.com